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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-127469), and related Prospectus of Station Casinos, Inc. for the registration of $200,000,000 of 6 7/8% Senior Subordinated Notes due 2016 and to the incorporation by reference therein of our reports dated February 18, 2005, with respect to the consolidated financial statements and schedules of Station Casinos, Inc., Station Casinos, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Station Casinos, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada
August 18, 2005

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  EXHIBIT 23.1